EXHIBIT 3.2




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                   CERTIFICATE OF THE DESIGNATION, PREFERENCES AND RIGHTS
                         OF THE SERIES A PREFERRED STOCK
                                       OF
                           UNLTD VENTURES INCORPORATED


      I, Sheldon Kales, the President and Secretary of UNLTD Ventures Incorporated, a Delaware corporation, DO HEREBY CERTIFY:

      That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the Board of Directors on October 30, 2008, adopted the following resolution creating a series of Preferred Shares, $0.001 par value per share, designated as the Series A Preferred Shares.

      The relative rights and preferences of the Series A Preferred Stock are as follows:

      1. Designation and Amount. The shares of such series shall be designed as the Series A Preferred Shares (the "Series A Preferred Shares"), and the number of shares constituting such series shall be 4,200,000. The number of shares constituting such series may, unless prohibited by the Articles of Incorporation, be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Shares.

      2. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of Preferred Shares or as otherwise required by law.

      3.1 Liquidation Preference. In the event of: (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; (ii) any Deemed Liquidation Event (as defined below), any and all assets of the Company available for distribution (and, in the case of certain reorganizations, mergers or consolidations, the securities received by the Company or its shareholders in such reorganization, merger or consolidation) shall be distributed to the shareholders of the Company in the following order and preference:

     3.2 First, prior to the repayment of any shareholders loans and prior and in preference to any distribution to any of the holders of any other classes or series of shares of the Company, each holder of Series A Preferred Shares shall be entitled to receive an amount (in cash, cash equivalents or, if applicable, securities) for each Series A Preferred Share held equal to (i) $0.133 (subject to adjustment for Recapitalization Events); plus (ii) $0.0106 for each Preferred Share (subject to adjustment for Recapitalization Events), compounded annually from the date of the issuance of each Series A Preferred Share up to the date of

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distribution; plus (iii) an amount equal to the declared but unpaid dividends on such Series A Preferred Shares (the "Preference Amount"). Such distribution among the holders of the Series A Preferred Shares shall be made in proportion to the aggregate respective preferences amounts of the Series A Preferred Shares owned by each such holder.

      3.3 After payment in full of the Preference Amounts, all remaining assets, if any, shall be distributed among all of the Company's shareholders (holders of Series A Preferred Shares and common shares) pro rata to their holdings in the Company's issued share capital on an as-converted basis.

      3.4 For purposes of this Section 3 "Deemed Liquidation Event(s)" shall mean (i) any merger, reorganization or consolidation of the Company with or into another entity, other than a wholly owned subsidiary of the Company, or the acquisition of the Company by means of any transaction or series of related transactions, following which the existing shareholders of the Company as of immediately prior to such transaction or series of related transactions hold, by virtue of securities issued as consideration for the Company's acquisition, less than 50% of the voting power of the surviving or acquiring entity or less than 50% of the issued and outstanding share capital of the surviving or acquiring entity; (ii) a sale, exclusive license, lease or other disposal of all or substantially all of the shares and/or a sale of all or substantially all of the assets of the Company (including without limitation its intellectual property rights), in a single transaction or a series of related transactions, other than to a wholly owned subsidiary of the Company and other than to an entity in which Company's shareholders existing prior to said sale hold over 50% of the issued and outstanding shares of the purchasing entity; or (iii) a financial or corporate reorganization similar to any of the events described in (i) or (ii) above having the same effect, unless the holders of more than 50% of the voting power of all then issued Series A Preferred Shares, voting together as a single class and on an as converted basis, determine not to treat such event as a Deemed Liquidation Event for the purpose of this Section 3.

      3.5 For purposes of this Section 3, "Recapitalization Events" shall mean any share combination or subdivision, share split, share dividend, or any other reclassification, reorganization or recapitalization of the Company's share capital and the like.

     4. Dividend Preference. Prior to and in preference to the distribution of any dividends to the holders of any class or series of shares of the Company (including shares of common stock), each of the holders of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held, non-cumulative dividends, as and when dividends are declared by the Board, at the rate of $0.0106 (subject to adjustment for Recapitalization Events, as that term is defined in Section 3.5) for such Preferred Share per annum, calculated thereon from the respective original issue date of such share until the date of distribution of such dividends. After the dividend preference of the Series A Preferred Shares has been paid in full for a given calendar year, the Series A Preferred Shares shall participate pro rata with the common shares in the receipt of any additional dividends distributed, pro rata and pari passu amongst the holders of the Series A Preferred Shares and the shares of common stock in accordance with their respective shareholdings in the Company on an as converted basis.

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      5.1 Conversion. The holders of the Series A Preferred Shares shall have conversion rights as follows (the "Conversion Rights"):

      5.2 Each Preferred Share shall be convertible, at the option of the holder of such share, at any time after the date of issuance of such share, into one fully paid and non-assessable share of the Company's common stock.

      5.3 Notwithstanding anything to the contrary herein, each series of Series A Preferred Shares shall automatically be converted into one fully paid and non-assessable share of the Company's common stock, immediately: (i) prior to the closing of an offering by the Company of its securities to the public in a bona fide underwriting pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, the Israeli Securities Law - 1968, or similar securities law of another jurisdiction, with gross offering proceeds to the Company of not less than $15,000,000 (fifteen million U.S. dollars), which yields an imputed pre-money company valuation of at least $50,000,000 (fifty million U.S. dollars) on a fully diluted basis (the "Qualified IPO"); or (ii) upon written demand of the holders (on an as converted basis) of at least 51% of the then outstanding Series A Preferred Shares.

      5.4 Before any holder of the Series A Preferred Shares shall be entitled to convert the same into shares of common stock the holder shall surrender the certificate or certificates thereof at the Company's office and shall give written notice by registered mail, postage prepaid, to the Company of the election to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver to such holder of Series A Preferred Shares a certificate or certificates for the number of shares of common stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Shares to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of common stock as of such date. In the case of automatic conversion pursuant to
Section 5.3, such conversion shall be deemed to have been made immediately prior to the close of business on the date of the occurrence of any of the events listed in Section 5.3, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of common stock issuable as of such date.

      If the conversion is in connection with a Qualified IPO, the conversion, unless otherwise designated by the holder, will be conditioned upon the closing with the underwriters of the sale of securities pursuant to shares of common stock issuable upon the conversion of the Series A Preferred Shares. The Series A Preferred Shares will be deemed to have converted immediately prior to the closing of such sale of securities.

     5.5 In the event the Company shall at any time declare or pay any dividend on its common stock payable in shares of common stock, or effect a subdivision, combination, consolidation, or stock split of the outstanding shares of common stock (by reclassification or otherwise) into a greater or lesser number of shares of common stock, then in each such case the number of shares of common stock issuable upon the conversion of the Series A Preferred Shares immediately prior to such event shall be adjusted by multiplying such number by a fraction,

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the  numerator  of which is the  number of shares  of common  stock  outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

     5.6 In the event the Company shall declare a distribution payable in securities of the Company, securities of other persons, evidence of indebtedness issued by the Company or other persons, assets (including cash dividends) or options or rights then, in each such case for the purpose of this Section 5.6 the holders of the Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of common stock into which their Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of shares of common stock entitled to receive such distribution.

      5.7 If at any time or from time to time there shall be a recapitalization of the shares of common stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5), provision shall be made so that the holders of the Series A Preferred Shares shall thereafter be entitled to receive upon conversion of the Series A Preferred Shares the number of shares of common stock or other securities or property of the Company or otherwise, to which a holder of shares of common stock deliverable upon conversion of the Series A Preferred Shares would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5.7 with respect to the rights of the holders of the Series A Preferred Shares after the recapitalization to the end that the provisions of this Section 5.7 (including adjustment of the number of shares issuable upon conversion of the Series A Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

      5.8 The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms with respect to any rights of the holders of the Series A Preferred Shares against impairment, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Shares against impairment.

      5.9 No fractional shares shall be issued upon conversion of the Series A Preferred Shares, and the number of shares of common stock to be issued shall be rounded to the nearest whole share.

     5.10 The Company shall at all times reserve and keep available out of its authorized but unissued common stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, in addition to such other remedies as shall be available to the holder of Series A Preferred

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Shares,  the Company  will take such  corporate  action as may be  necessary  to increase its authorized but unissued common stock to such number of shares as shall be sufficient for such purposes.

      5.11 The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of common stock upon conversion of the Series A Preferred Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

      6. Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of the Seroes A Preferred Shares, at least 15 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

      7. Notices of Adjustment. Upon the occurrence of each adjustment applicable to the Series A Preferred Shares, the Company, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Shares a certificate setting forth each adjustment and showing in detail the facts upon which such adjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment, (ii) any adjustment to the amount of the Liquidation Preference or Dividend Preference, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of each Series A Preferred Share.

      8.1 Voting Rights. Each Series A Preferred Share shall entitle the holder thereof to one vote for each share of common stock into which such Series A Preferred Share could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with Delaware law, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote.

      8.2 The holders of the common stock and the Series A Preferred Shares shall not vote as separate classes on any matter except where required by law or by the Company's Articles of Incorporation.


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      IN WITNESS WHEREOF, I have executed this Certificate of Designation,
Preferences and Rights this 11th day of March, 2009.



                                       /s/ Sheldon Kales
                                       ---------------------------------
                                       Sheldon Kales, President and Secretary



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